Exhibit 99

CACI Reports Results for Its Fiscal 2014 First Quarter

Revenue of $864 million

Net income of $33 million and diluted earnings per share of $1.33

Received contract funding orders of $1.3 billion

Received contract awards of $1.8 billion

Reiterates FY14 annual guidance

ARLINGTON, Va.--(BUSINESS WIRE)--October 29, 2013--CACI International Inc (NYSE: CACI), a leading information solutions and services provider to the federal government, announced results today for its first fiscal quarter ended September 30, 2013.

CEO Commentary and Outlook

Ken Asbury, CACI’s President and CEO, said, “Our performance in the first quarter is in line with our expectations and demonstrates our ability to adapt to the changing conditions in our marketplace, which continues to be impacted by uncertainty surrounding budgetary constraints and sequestration. We continued implementing our three-part growth strategy by winning a significant amount of business and securing solid contract funding, both at levels comparable to last year; driving operational excellence; and executing on the first priority for the deployment of our capital, our mergers and acquisition program, culminating in the announcement in early October of our intent to purchase Six3 Systems, Inc. Our progress in the quarter gives us the confidence to reiterate our FY14 annual guidance.

“We expect that the acquisition of Six3 Systems will have a positive impact on the balance of our FY14 and further differentiate CACI in our key market areas of cyber, C4ISR, and intelligence. The addition of Six3 Systems will further position CACI as a leader in digital signals processing and innovative cyber solutions for our national security customers.”

First Quarter Results

(in millions except per-share data)	Q1, FY14	Q1, FY13	% Change
Revenue	$864.3	$931.2	-7.2%
Operating income	$61.2	$64.7	-5.5%
Net income attributable to CACI	$33.0	$35.7	-7.6%
Diluted earnings per share	$1.33	$1.49	-10.8%

Revenue for the first quarter of Fiscal Year 2014 (FY14) decreased 7.2 percent compared to the first quarter of Fiscal Year 2013 (FY13). The decrease in revenue in the first quarter of FY14 was driven primarily by the as expected reduction of material purchases and subcontract labor resulting from the drawdown in Southwest Asia and federal government budget-related reduction activities. The decrease in operating income in the quarter was due to the as expected $7.0 million year-over-year first quarter decline on a fixed-price contract, and $1.7 million of acquisition-related expenses for Six3 Systems, Inc., partially offset by cost reduction actions initiated in FY13. The fixed-price contract is expected to generate a normal level of profitability over its life. Net income attributable to CACI in the first quarter was $33.0 million, or $1.33 diluted earnings per share, a decrease of 7.6 percent from net income attributable to CACI of $35.7 million, or $1.49 diluted earnings per share, for the first quarter of FY13. The greater decrease in diluted earnings per share is due to the dilutive effect of our convertible notes, which mature in May 2014. Net cash provided by operations in the quarter was $27.3 million.

Additional Financial Metrics

	Q1, FY14	Q1, FY13	% Change
Earnings before interest, taxes, depreciation and amortization (EBITDA), a non-GAAP measure (in millions)	$74.2	$78.1	-5.1%
Diluted adjusted earnings per share, a non-GAAP measure	$1.80	$1.98	-8.9%
Days sales outstanding	65	57

First Quarter Awards and Contract Funding Orders

Our contract awards were $1.8 billion in the quarter, slightly higher than the year earlier period, and we received awards in all ten of our markets. Almost one-third of our awards in the quarter were new business. Some of our new business and recompete contract awards during the quarter included:

  Two prime contracts by the U.S. Army, totaling $237 million, to support the Warfighter Information Network—Tactical with comprehensive fielding, sustainment, and maintenance of satellite terminals to provide a full range of encrypted and open communications. This new work expands our growth in our C4ISR and Logistics and Material Readiness market areas.
  A $75 million, five-year award by the U.S. Air Force to sustain Expeditionary Contingency Medical Materiel Support Services. This award continues work performed in support of medical logistics services in the U.S. and the Pacific, and expands growth in our Healthcare and Logistics and Material Readiness market areas.
  A $45 million, five-year award to support the Defense Information Systems Agency (DISA) Multinational Information Sharing Program Management Office (MNIS PMO), won under the DISA Encore II contract vehicle. This new work further advances our growth in our Enterprise IT market area.
  A $40 million, two-year award to support the U.S. Army Intelligence and Information Warfare Directorate’s quick reaction capability to meet emerging intelligence requirements. This ongoing work continues our growth in our C4ISR market area.
  A $26 million, three-year award to provide healthcare facilities support to the Air Force Medical Support Agency’s Health Facilities Division. This ongoing work reinforces our presence in our Healthcare market area.
  A $22 million, two-year contract to provide engineering subject-matter expertise for Department of Defense Mobile Electric Power energy sources. This work is in our Integrated Security Solutions market area.

Contract funding orders in the first quarter were $1.3 billion. Our total backlog at September 30, 2013 was $7.8 billion. Funded backlog at September 30, 2013 was $2.1 billion.

We continued to expand our inventory of indefinite delivery, indefinite quantity (IDIQ) contract vehicles during the quarter by being awarded prime positions on new multiple award contracts, resulting in a combined total of approximately 160 of these vehicles. IDIQ contract vehicles support our growth plans across our ten markets and provide us the flexibility to deliver on our customers’ mission-critical requirements. IDIQ awards during the quarter included:

  A $1.1 billion, six-year multiple award to continue providing litigation support services to the U.S. Department of Justice and other federal agencies on the Mega 4 contract. This ongoing work reinforces our strong presence in our Investigation and Litigation Support market area.
  An $899 million, five-year multiple award to support Integrated Cyber Operations services for the Space and Naval Warfare (SPAWAR) Atlantic Business Portfolio. This new work is the fourth of five “Pillar” contracts that we have been awarded, and provides full system lifecycle support of the SPAWAR Atlantic Business Portfolio. It further expands our presence in the Cyberspace market.

First Quarter Highlights

  Continuing CACI’s role as a top thought leader in national security, we announced the release of Combating Asymmetric Threats: The Interplay of Offense and Defense, a report from the seventh symposium in the Asymmetric Threat symposia series co-sponsored by CACI, the U.S. Naval Institute, and the Center for Security Policy. The report considers how the dynamics of offensive and defensive measures shape the character, conduct, and outcomes of asymmetric conflicts.
  David M. Wennergren joined CACI in August as Vice President within our Enterprise Technologies and Services business group, heading opportunity management and customer delivery practices. Prior to this, he served as Assistant Deputy Chief Management Officer in the Office of the Secretary of Defense. He brings a proven track record of successfully leading large and complex change management and information management/information technology projects across the U.S. federal government.
  CACI Chairman of the Board Dr. J. Phillip London released his new book, Character: The Ultimate Success Factor. Based on Dr. London’s personal, corporate, and military experiences, with real-life examples, the book provides an insightful and practical demonstration of how character is the key to long-term success. All royalties go to organizations supporting veterans with disabilities.

Subsequent Events since October 1, 2013

  On October 9, 2013, we announced our intent to acquire Six3 Systems, Inc. for $820 million in cash. The largest acquisition in CACI’s history, Six3 has approximately 1,600 new employees and its Calendar Year 2013 revenue is expected to be approximately $470 million. Six3 will add distinctive cyberspace, C4ISR, and intelligence capabilities to our solutions and services, deepen our current customer base, and bring us new customers. We expect the acquisition to expand our addressable market by approximately $15 billion and be at least 5 percent accretive to GAAP earnings per share and at least 10 percent accretive to diluted adjusted earnings per share in Calendar Year 2014. The transaction is anticipated to close during our fiscal second quarter, ending December 31, 2013.

CACI Reiterates Its FY14 Guidance

We are reiterating the FY14 guidance we issued on August 14, 2013. The guidance does not include the impact of our intent to acquire Six3 Systems, Inc. We will issue our revised guidance, which will include one-time transaction expenses, all of which will be recorded during the six months ended December 31, 2013, at the time we close the transaction. The table below summarizes our FY14 guidance ranges and represents our views as of October 29, 2013:

(In millions except for tax rate and earnings per share)	FY 2014 Guidance
Revenue	$3,500 - $3,700
Net income attributable to CACI	$142 - $152
Effective corporate tax rate	39%
Diluted earnings per share	$5.70 - $6.10
Diluted weighted average shares	24.9

Conference Call Information

We have scheduled a conference call for 8:30 AM Eastern Time Wednesday, October 30, 2013 during which members of our senior management team will be making a brief presentation focusing on first quarter results and operating trends followed by a question-and-answer session. You can listen to the conference call and view the accompanying exhibits over the Internet by logging on to our homepage, www.caci.com, at the scheduled time, or you may dial 877-303-9143 and enter the confirmation code 65238821. A replay of the call will also be available over the Internet beginning at 1:00 PM Eastern Time Wednesday, October 30, 2013 and can be accessed through our homepage (www.caci.com) by clicking on the CACI Investor Info button.

CACI provides information solutions and services in support of national security missions and government transformation for Intelligence, Defense, and Federal Civilian clients. A member of the Fortune 1000 Largest Companies, the Russell 2000 Index and the S&P SmallCap 600 Index, CACI provides dynamic careers for approximately 14,500 employees working in over 120 offices worldwide. Visit www.caci.com.

There are statements made herein which do not address historical facts and, therefore, could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: the successful closing and integration of our acquisition of Six3 Systems, actual revenue and earnings realized by Six3 Systems, and the performance of the Six3 Systems business; regional and national economic conditions in the United States and globally (including the impact of uncertainty regarding U.S. debt limits and actions taken related thereto); terrorist activities or war; changes in interest rates; currency fluctuations; significant fluctuations in the equity markets; changes in our effective tax rate; failure to achieve contract awards in connection with re-competes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. government or other public sector projects, based on a change in spending patterns, implementation of spending cuts (sequestration) under the Budget Control Act of 2011, changes in budgetary priorities or in the event of a priority need for funds, such as homeland security; government contract procurement (such as bid protest, small business set asides, loss of work due to organizational conflicts of interest, etc.) and termination risks; the results of government audits and reviews conducted by the Defense Contract Audit Agency, the Defense Contract Management Agency, or other governmental entities with cognizant oversight; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees (particularly those with security clearances); market speculation regarding our continued independence; material changes in laws or regulations applicable to our businesses, particularly in connection with (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, and (iii) competition for task orders under Government Wide Acquisition Contracts (GWACs) and/or schedule contracts with the General Services Administration; the ability to successfully integrate the operations of our recent and any future acquisitions; our own ability to achieve the objectives of near term or long range business plans; and other risks described in our Securities and Exchange Commission filings.

CACI-Financial

Selected Financial Data

CACI International Inc
Condensed Consolidated Statements of Operations (Unaudited)
(Amounts in thousands, except per share amounts)

	Quarter Ended
	9/30/2013	9/30/2012	% Change
Revenue	$864,265	$931,236	-7.2%
Costs of revenue
Direct costs	601,422	645,637	-6.8%
Indirect costs and selling expenses	188,710	207,623	-9.1%
Depreciation and amortization	12,951	13,239	-2.2%
Total costs of revenue	803,083	866,499	-7.3%
Operating income	61,182	64,737	-5.5%
Interest expense and other, net	7,388	6,782	8.9%
Income before income taxes	53,794	57,955	-7.2%
Income taxes	20,402	21,965	-7.1%
Net income including portion attributable to noncontrolling interest in earnings of joint venture	33,392	35,990	-7.2%
Noncontrolling interest in earnings of joint venture	(400)	(282)
Net income attributable to CACI	$32,992	$35,708	-7.6%

Basic earnings per share	$1.42	$1.55	-8.7%
Diluted earnings per share	$1.33	$1.49	-10.8%

Weighted average shares used in per share computations:
Basic	23,314	23,032
Diluted	24,835	23,980

Statement of Operations Data (Unaudited)
	Quarter Ended
	9/30/2013	9/30/2012	% Change
Operating income margin	7.1%	7.0%
Tax rate	38.2%	38.1%
Net income margin	3.8%	3.8%

EBITDA*	$74,153	$78,120	-5.1%
EBITDA margin	8.6%	8.4%

Adjusted net income*	$44,715	$47,412	-5.7%
Diluted adjusted earnings per share	$1.80	$1.98	-8.9%

*See Reconciliation of Net Income to Earnings before Interest, Taxes,
Depreciation and Amortization and to Adjusted Net Income on page 9.

Selected Financial Data (Continued)

CACI International Inc
Condensed Consolidated Balance Sheets (Unaudited)
(Amounts in thousands)
	9/30/2013	6/30/2013
ASSETS:
Current assets
Cash and cash equivalents	$102,725	$64,337
Accounts receivable, net	635,126	614,616
Prepaid expenses and other current assets	40,464	44,828
Total current assets	778,315	723,781

Goodwill and intangible assets, net	1,579,352	1,581,153
Property and equipment, net	63,628	65,510
Other long-term assets	128,954	126,627
Total assets	$2,550,249	$2,497,071

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities
Current portion of long-term debt	$299,046	$295,517
Accounts payable	139,516	133,073
Accrued compensation and benefits	153,549	166,538
Other accrued expenses and current liabilities	136,391	147,366
Total current liabilities	728,502	742,494

Long-term debt, net of current portion	319,895	300,790
Other long-term liabilities	256,071	246,215
Total liabilities	1,304,468	1,289,499

Shareholders' equity	1,245,781	1,207,572
Total liabilities and shareholders' equity	$2,550,249	$2,497,071

Selected Financial Data (Continued)

CACI International Inc
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Amounts in thousands)

	Three Months Ended
	9/30/2013	9/30/2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income including portion attributable to noncontrolling interest in earnings of joint venture	$33,392	$35,990
Reconciliation of net income to net cash provided by operating activities:
Depreciation and amortization	12,951	13,239
Non-cash interest expense	3,360	3,140
Amortization of deferred financing costs	509	494
Stock-based compensation expense	2,484	2,400
Provision for deferred income taxes	16,243	4,540
Equity in earnings of unconsolidated joint ventures	(444)	(426)
Changes in operating assets and liabilities, net of effect of business acquisitions:
Accounts receivable, net	(13,578)	51,768
Prepaid expenses and other assets	(8,807)	(14,126)
Accounts payable and accrued expenses	(7,118)	(21,350)
Accrued compensation and benefits	(13,523)	(24,632)
Income taxes receivable and payable	310	9,515
Other liabilities	1,524	10,720
Net cash provided by operating activities	27,303	71,272

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(3,020)	(5,886)
Purchases of businesses, net of cash acquired	-	(42,986)
Other	(945)	(341)
Net cash used in investing activities	(3,965)	(49,213)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds under credit facilities	18,593	136,125
Proceeds from employee stock purchase plans	962	1,460
Proceeds from exercise of stock options	-	468
Repurchases of common stock	(972)	(124,352)
Payment of taxes for equity transactions	(7,170)	(3,558)
Other	2,759	430
Net cash provided by financing activities	14,172	10,573
Effect of exchange rate changes on cash and cash equivalents	878	219
Net increase in cash and cash equivalents	38,388	32,851
Cash and cash equivalents, beginning of period	64,337	15,740
Cash and cash equivalents, end of period	$102,725	$48,591

Selected Financial Data (Continued)

Revenue by Customer Type (Unaudited)
	Quarter Ended
(dollars in thousands)	9/30/2013		9/30/2012		$ Change	% Change
Department of Defense	$617,649	71.5%	$705,061	75.7%	$(87,412)	-12.4%
Federal Civilian Agencies	196,153	22.7%	174,654	18.8%	21,499	12.3%
Commercial and other	50,463	5.8%	51,521	5.5%	(1,058)	-2.1%
Total	$864,265	100.0%	$931,236	100.0%	$(66,971)	-7.2%

Revenue by Contract Type (Unaudited)
	Quarter Ended
(dollars in thousands)	9/30/2013		9/30/2012		$ Change	% Change
Cost reimbursable	$421,010	48.7%	$436,807	46.9%	$(15,797)	-3.6%
Fixed price	262,455	30.4%	263,937	28.3%	(1,482)	-0.6%
Time and materials	180,800	20.9%	230,492	24.8%	(49,692)	-21.6%
Total	$864,265	100.0%	$931,236	100.0%	$(66,971)	-7.2%

Revenue Received as a Prime versus Subcontractor (Unaudited)
	Quarter Ended
(dollars in thousands)	9/30/2013		9/30/2012		$ Change	% Change
Prime	$772,758	89.4%	$823,731	88.5%	$(50,973)	-6.2%
Subcontractor	91,507	10.6%	107,505	11.5%	(15,998)	-14.9%
Total	$864,265	100.0%	$931,236	100.0%	$(66,971)	-7.2%

Contract Funding Orders Received (Unaudited)
	Quarter Ended
(dollars in thousands)	9/30/2013	9/30/2012	$ Change	% Change
Contract Funding Orders	$1,310,572	$1,413,246	$(102,674)	-7.3%

Direct Costs by Category (Unaudited)
	Quarter Ended
(dollars in thousands)	9/30/2013		9/30/2012		$ Change	% Change
Direct labor	$248,774	41.4%	$252,042	39.0%	$(3,268)	-1.3%
Other direct costs	352,648	58.6%	393,595	61.0%	(40,947)	-10.4%
Total direct costs	$601,422	100.0%	$645,637	100.0%	$(44,215)	-6.8%

Selected Financial Data (Continued)

Reconciliation of Net Income to Earnings Before Interest, Taxes, Depreciation
and Amortization (EBITDA) and to Adjusted Net Income
(Unaudited)

The Company views EBITDA, EBITDA margin, Adjusted Net Income and Diluted Adjusted Earnings Per Share as important indicators of performance, consistent with the manner in which management measures and forecasts the Company’s performance. EBITDA is a commonly used non-GAAP measure when comparing our results with those of other companies. We believe Adjusted Net Income is a significant driver of long-term value and is used by investors to measure our performance. This measure in particular assists readers in further understanding our results and trends from period-to-period by removing certain non-cash items that do not impact the cash flow performance of our business. EBITDA is defined by us as GAAP net income attributable to CACI plus net interest expense, income taxes, and depreciation and amortization. EBITDA margin is EBITDA divided by revenue. Adjusted Net Income is defined by us as GAAP net income attributable to CACI plus stock-based compensation expense, depreciation and amortization, amortization of financing costs, and non-cash interest expense, net of related tax effects. Diluted Adjusted Earnings Per Share is Adjusted Net Income divided by diluted weighted-average shares, as reported. EBITDA and Adjusted Net Income as defined by us may not be computed in the same manner as similarly titled measures used by other companies. These non-GAAP measures should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

	Quarter Ended
(dollars in thousands)	9/30/2013	9/30/2012	% Change
Net income attributable to CACI	$32,992	$35,708	-7.6%
Plus:
Income taxes	20,402	21,965	-7.1%
Interest expense, net	7,808	7,208	8.3%
Depreciation and amortization	12,951	13,239	-2.2%
EBITDA	$74,153	$78,120	-5.1%

	Quarter Ended
(dollars in thousands)	9/30/2013	9/30/2012	% Change
Revenue, as reported	$864,265	$931,236	-7.2%
EBITDA	$74,153	$78,120	-5.1%
EBITDA margin	8.6%	8.4%

	Quarter Ended
(dollars in thousands)	9/30/2013	9/30/2012	% Change
Net income attributable to CACI	$32,992	$35,708	-7.6%
Plus:
Stock-based compensation	2,484	2,400	3.5%
Depreciation and amortization	12,951	13,239	-2.2%
Amortization of financing costs	509	494	3.0%
Non-cash interest expense	3,360	3,140	7.0%
Less:
Related tax effect	(7,581)	(7,569)	0.2%
Adjusted net income	$44,715	$47,412	-5.7%

	Quarter Ended
(shares in thousands)	9/30/2013	9/30/2012	% Change
Diluted weighted average shares,
as reported	24,835	23,980
Diluted earnings per share	$1.33	$1.49	-10.8%
Diluted adjusted earnings per share	$1.80	$1.98	-8.9%

CONTACT:
CACI International Inc
Corporate Communications and Media:
Jody Brown, Executive Vice President,
Corporate Communications
703-841-7801
jbrown@caci.com
or
Investor Relations:
David Dragics, Senior Vice President,
Investor Relations
866-606-3471
ddragics@caci.com